Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Air Lease Corporation

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	Debt Securities(1)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)	—	—	—	—

Fees to be Paid	Equity	Preferred Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)	—	—	—	—

Fees to be Paid	Equity	Class A Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)	—	—	—	—

Fees to be Paid	Other	Warrants(4)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)	—	—	—	—

Fees to be Paid	Equity	Depositary Shares	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)	—	—	—	—

Fees to be Paid	Other	Rights(5)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)	—	—	—	—

Fees to be Paid	Other	Purchase Contracts(6)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)	—	—	—	—

Fees to be Paid	Other	Units(7)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					(2)		(2)

	Total Fees Previously Paid

	Total Fee Offsets							—

	Net Fee Due							$0(3)

(1)

Debt Securities to be issued pursuant to the indenture, dated November 20, 2018, by and between Air Lease Corporation and Deutsche Bank Trust Company Americas, as the trustee, as may be amended and supplemented from time to time.

(2)

An unspecified aggregate initial offering price or amount of the securities of each identified class of securities is being registered as may, from time to time in one or more offerings, be offered and issued at indeterminate prices and amounts by Air Lease Corporation. The proposed maximum offering price per security will be determined by Air Lease Corporation in connection with, and at the time of, an offering by Air Lease Corporation of any of the securities registered hereby. The securities being registered hereunder include such indeterminate number of shares of Class A Common Stock, preferred stock and depositary shares and amount of debt securities as may be issued upon conversion of or exchange for Class A Common Stock, preferred stock, depositary shares or debt securities that provide for conversion or exchange, upon exercise of warrants or rights, or pursuant to the antidilution provisions of any such securities. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividends, recapitalizations or similar transactions.

(3)

In accordance with Rules 456(b) and 457(r) of the Securities Act, Air Lease Corporation is deferring payment of all applicable registration fees of the securities being offered by Air Lease Corporation. Registration fees will be paid subsequently on a pay as you go basis.

(4)	Warrants may be offered and issued by Air Lease Corporation representing rights to purchase debt securities, preferred stock, Class A Common Stock or depositary shares registered hereby.
(5)	Rights may be offered and issued by Air Lease Corporation to purchase Class A Common Stock and/or any of the other securities registered hereby.
(6)	Purchase contracts may be issued for the purchase and sale of any securities registered hereby.
(7)	Units may be issued that may consist of any combination of the other securities registered hereby.